Amended and Restated Letter Agreement

To: Blue Chip Investor Funds

      1939 Friendship Drive, Suite C

      El Cajon, CA 92020

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment adviser to the Blue Chip Investment Fund (the “Fund”) pursuant to a Management Agreement dated December 17, 2001.

Effective May 1, 2023 through April 30, 2024, we hereby contractually agree to waive management fees and/or reimburse the Fund for expenses it incurs during that period, but only to the extent necessary to maintain the total annual operating expenses of the Fund (excluding brokerage fees and commissions; interest and other borrowing expenses; taxes; extraordinary expenses and the indirect costs of investing in Acquired Funds) at 1.00% of its average daily net assets for that period.

Very truly yours,

Check Capital Management Inc.

By: /s/ Steve Check
       Steve Check
       President

Acceptance:  The foregoing agreement is hereby accepted.

Blue Chip Investor Funds

By: /s/ Jeffrey R. Provence

Jeffrey R. Provence
Trustee
Secretary
Treasurer and
Chief Financial Officer